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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)

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                               Three months ended      Nine months ended
                              Sep 30,      Oct 2,    Sep 30,     Oct 2,
                               2000         1999       2000        1999
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
 common shares outstanding    3,288,134   3,681,397   3,279,266   4,455,639

                              _________   _________   _________   _________
Total shares                  3,288,134   3,681,397   3,279,266   4,455,639
                              =========   =========   =========   =========

Net (loss) income (000's)    $      (79) $       21  $      (21)  $      25
                              =========   =========   =========   =========
(Loss) earnings per share    $     (.02) $      .01  $     (.01)  $     .01
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
 common shares outstanding    3,288,134   3,681,397   3,279,266   4,455,639

Common share equivalents
 from assumed exercise of
 options and warrants                 0           0           0           0
                              _________   _________   _________   _________
Total shares                  3,288,134   3,681,397   3,279,266   4,455,639
                              =========   =========   =========   =========

Net (loss) income (000's)    $      (79) $       21  $      (21)  $      25
                              =========   =========   =========   =========
(Loss) earnings per share    $     (.02) $      .01  $     (.01)  $     .01
                              =========   =========   =========   =========

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